Exhibit 5.2

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG
TELEPHONE	+352 466 230
FAX	+352 466 234
INTERNET	loyensloeff.lu

To:

Schlumberger Investment S.A.

5, Place de la Gare

L-1616 Luxembourg

Grand Duchy of Luxembourg

RE	Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

REFERENCE	70135624

Luxembourg, 7 May 2026

Dear Sir or Madam,

1	INTRODUCTION

We have acted as your special legal counsel on certain matters of Luxembourg law in respect of the Company. We render this opinion letter regarding the Opinion Documents.

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Act means the United States Securities Act of 1933.

Companies Law means the Luxembourg law on commercial companies, dated 10 August 1915.

Company means Schlumberger Investment S.A., with registered office at 5, Place de la Gare, L-1616 Luxembourg, Luxembourg and registered with the RCS under number B163122.

eIDAS Regulation means Regulation (EU) No 910/2014 of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market.

All services are provided by LOYENS & LOEFF LUXEMBOURG SARL, a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via loyensloeff.lu.

AMSTERDAM  ●  BRUSSELS  ●  LUXEMBOURG  ●  ROTTERDAM  ●  HONG KONG

LONDON  ●  NEW YORK  ●  PARIS  ●  SINGAPORE  ●  TOKYO  ●  ZURICH

Insolvency Proceedings means bankruptcy (faillite), suspension of payments (sursis de paiements), insolvency, liquidation, dissolution, reorganisation, restructuring, any proceedings and measures under the Luxembourg law of 7 August 2023 on business preservation and modernisation of bankruptcy law, administrative dissolution without liquidation procedure (procédure de dissolution administrative sans liquidation), the appointment of a temporary administrator (administrateur provisoire), and any similar Luxembourg or non-Luxembourg proceedings, regimes or officers relating to, or affecting, the rights of creditors generally.

Insolvency Regulation means the Regulation (EU) No 2015/848 on insolvency proceedings.

Luxembourg means the Grand Duchy of Luxembourg.

Notes means the USD 500,000,000 4.550% senior notes due 2031, USD 500,000,000 4.800% senior notes due 2033 and USD 1,000,000,000 5.150% senior notes due 2036 issued by the Company, and as further described in the Prospectus and the Prospectus Supplements.

Offering Documents means the documents listed under paragraph 1 (Offering Documents) of Schedule 1 (Reviewed Documents).

Opinion Documents means the documents listed under paragraph 2 (Opinion Documents) of Schedule 1 (Reviewed Documents).

Prospectus means the prospectus dated 30 April 2026, with regard to the offering of debt securities by the Company, as supplemented from time to time, which forms part of the Registration Statement.

Prospectus Law means the Luxembourg law of 16 July 2019 on prospectuses for securities.

Prospectus Regulation means Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

Prospectus Supplements means the preliminary prospectus supplement dated 30 April 2026 and the final prospectus supplement dated 30 April 2026, regarding the offering of the Notes by the Company and supplementing the Prospectus.

RCS means the Luxembourg Register of Commerce and Companies.

Registration Statement means the registration statement on Form S-3 (File No. 333-295427) under the Act, dated 30 April 2026 filed with the SEC by the Company which includes the Prospectus.

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

2

Relevant Date means the date of the Resolutions, the date of the Offering Documents, the date of the Opinion Documents and the date of this opinion letter, as the case may be.

SEC means the United States Securities and Exchange Commission.

3	SCOPE OF INQUIRY

3.1

For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of (i) the Offering Documents, (ii) the executed or enacted Opinion Documents and (iii) the documents listed in paragraph 3 (Organisational Documents) of Schedule 1 (Reviewed Documents).

3.2

We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (unless included as an Opinion Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1

This opinion letter speaks as of the date hereof. We only express an opinion on matters of Luxembourg law in force on the date of this opinion letter, excluding unpublished case law. We undertake no obligation to update it or to advise of any changes in such laws or case law, their construction or application.

4.2

Except as expressly stated in this opinion letter, we do not express an opinion on public international law or on the rules of, or promulgated under, any treaty or by any treaty organisation or European law (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on regulatory and tax matters (including EMIR, AIFMD, MiFID II, MiFIR, SFTR, SFDR, the Securitisation Regulation and DAC 6 (including, in each case, their respective EU and national delegated or implementing legislation or regulation)), as well as on transfer pricing, competition, data protection law (including GDPR), intellectual property law, labour law, accounting or administrative law, sanction laws and regulations or as to the consequences thereof.

4.3

Our opinion letter is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter. We have made no investigation in the Luxembourg register of beneficial owners.

4.4	We express no opinion in respect of the validity and enforceability of the Opinion Documents and the creation, validity and perfection of any security interest under the Opinion Documents.

4.5	We express no opinion with respect to the Offering Documents nor as regards the accuracy, truth or completeness of the information contained therein except as expressly stated in this opinion letter.

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

3

4.6

In this opinion letter, Luxembourg legal concepts are sometimes expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. In addition, for the purpose of different areas of Luxembourg law, for instance tax law, a term may have a different meaning than for the purpose of other areas of Luxembourg law. The meaning to be attributed to the concepts described by the English terms shall be the meaning to be attributed to the equivalent Luxembourg concepts under the relevant area of Luxembourg law.

4.7

This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought exclusively before the courts of the district of Luxembourg-City.

4.8

This opinion letter is issued by LOYENS & LOEFF LUXEMBOURG SARL and may only be relied upon under the express condition that any liability of LOYENS & LOEFF LUXEMBOURG SARL is limited to the amount paid out under its professional liability insurance policies. Only LOYENS & LOEFF LUXEMBOURG SARL can be held liable in connection with this opinion letter.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter.

5.1	Corporate status

The Company has been incorporated and is existing as a société anonyme (public limited liability company) for an unlimited duration.

5.2	Due authorisation

The execution by the Company of the Opinion Documents has been duly authorised by all requisite corporate action on the part of the Company.

5.3	Due execution

The Opinion Documents have been duly executed by the Company.

5.4	No violation

The execution by the Company of the Opinion Documents does not conflict with, or result in a violation of the Articles or the Companies Law.

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

4

6	ADDRESSEES

6.1

This opinion letter is addressed to you and may only be relied upon by you in connection with the transactions to which the Opinion Documents relate and may not be disclosed to and relied upon by any other person without our prior written consent.

6.2

We hereby consent to the filing of this opinion as Exhibit 5 to the Current Report of Form 8-K with the SEC, it being understood that our consent may not and shall not be construed as an admission that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Yours faithfully,
LOYENS & LOEFF LUXEMBOURG SARL

/s/ Anne-Marie Nicolas	/s/ Noémi Gémesi
Anne-Marie Nicolas	Noémi Gémesi
Avocat à la Cour[1]	Avocat à la Cour[2]

[1]	Acting as representative (mandataire) of Loyens & Loeff Luxembourg SARL.
[2]	Acting as representative (mandataire) of Loyens & Loeff Luxembourg SARL.

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

5

Schedule 1

REVIEWED DOCUMENTS

1	OFFERING DOCUMENTS

1.1	The Registration Statement.

1.2	The Prospectus Supplements.

2	OPINION DOCUMENTS

2.1

A supplemental indenture dated 7 May 2026, governed by the laws of the State of New York, entered into by and between, the Company as such, SLB N.V. (SLB Limited) as guarantor and The Bank of New York Mellon as trustee, registrar, paying agent and transfer agent.

2.2	An officers’ certificate dated 7 May 2026, governed by the laws of the State of New York, executed by the Company and pursuant to which the Notes will be issued.

2.3	Four global notes representing the Notes, governed by the laws of the State of New York, dated 7 May 2026 and executed by the Company (the Global Notes).

3	ORGANISATIONAL DOCUMENTS

3.1	RCS Documents

3.1.1	An excerpt pertaining to the Company delivered by the RCS dated 7 May 2026 (the Excerpt).

3.1.2

A certificate of absence of a judicial decision or administrative dissolution without liquidation procedure (certificat de non inscription d’une décision judiciaire ou de procédure de dissolution administrative sans liquidation), pertaining to the Company, delivered by the insolvency register (Registre de l’insolvabilité) (Reginsol) held and maintained by the RCS, dated 7 May 2026, with respect to the situation of the Company as at 6 May 2026 (the RCS Certificate).

3.2	Corporate Documents

3.2.1	The deed of incorporation of the Company dated 18 August 2011 (the Deed of Incorporation).

3.2.2	The consolidated text of the articles of association of the Company dated 2 September 2011 (the Articles).

3.3	Resolutions

The circular resolutions adopted by the directors of the Company dated 23 April 2026 in relation to the Opinion Documents (the Resolutions).

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

6

Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	DOCUMENTS

1.1

All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies are complete and conform to the originals.

1.2	The information contained and the statements made in the Excerpt, the RCS Certificate, and the Resolutions are true, accurate and complete at the Relevant Date.

2	INCORPORATION, EXISTENCE, CORPORATE POWER

2.1	There were no defects in the incorporation process of the Company (not appearing on the face of the Deed of Incorporation). The Articles are in full force and effect on the Relevant Date.

2.2

The Company has its central administration (administration centrale) and its centre of main interest (as described in the Insolvency Regulation) in Luxembourg and does not have an establishment (as described in the Insolvency Regulation) outside Luxembourg.

2.3	The Company complies with and adheres to all laws and regulations on the domiciliation of companies.

2.4

The Company (a) is not, and will not, as a result of its entry into the Opinion Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation des paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Opinion Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and no party to the Opinion Documents is aware, or may be reasonably expected to have been aware, of such circumstances, (b) does not meet the criteria to be subject to any Insolvency Proceedings and (c) is not, and will not be as a result of its entry into the Opinion Documents or the performance of its obligations thereunder, subject to any Insolvency Proceedings.

2.5

The execution, entry into and performance by the Company of the Opinion Documents, and the transactions in connection therewith are (a) in its corporate interest, (b) with the intent of pursuing profit (but lucratif) and (c) serving the corporate object of the Company.

3	AUTHORISATIONS

3.1

The Resolutions (a) correctly reflect the resolutions adopted by the directors of the Company, (b) have been validly adopted, with due observance of the Articles and any applicable by-laws and (c) are in full force and effect.

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

7

3.2

The Company is not under any contractual obligation to obtain the consent, approval, co-operation, permission or otherwise of any third party or person in connection with the execution of, entry into, and performance of its obligations under, the Opinion Documents.

4	EXECUTION

4.1	The Opinion Documents have been signed on behalf of the Company by the persons authorised to that effect.

4.2

To the extent any of the Opinion Documents has been executed by way of electronic signatures, such signatures satisfy the conditions under article 1322-1 of the Luxembourg Civil Code and under the eIDAS Regulation.

4.3	All individuals who signed the documents listed in Schedule 1 (Reviewed Documents) have legal capacity and power under all relevant laws and regulations to do so.

5	REGULATORY

The Company does not carry out any activity in the financial sector or in the insurance sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, and the Luxembourg law dated 7 December 2015 on the insurance sector) or any activity requiring a business licence under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions.

6	ISSUE OF NOTES

6.1

The Notes will only be offered pursuant to an exemption from the requirement to draw up a prospectus in accordance with the Prospectus Regulation and the relevant implementing measures in any Member State (including the Prospectus Law) or the Notes will only be offered in circumstances which do not constitute an offer of securities to the public within the meaning of the Prospectus Regulation and relevant implementing measures in any Member State (including the Prospectus Law).

6.2	The Notes will not be listed on any market.

6.3	The Notes are issued in registered form only.

6.4

The Global Notes will be executed, authenticated, effectuated or held under the safekeeping structure, as the case may be, and delivered, and the Notes will be subscribed, paid for, issued and registered in accordance with the terms of the Opinion Documents.

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

8

7	MISCELLANEOUS

7.1

Each transaction entered into pursuant to, or in connection with, the Opinion Documents (both together and individually) is based on genuine legal and economic considerations and each payment and transfer made by, on behalf of, or in favour of, the Company is made at arm’s length.

7.2

Each party to the Opinion Documents entered into and will perform its obligations under the Opinion Documents to which it is a party in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law, regulation of any jurisdiction or contractual arrangements.

7.3

There are no provisions in the laws of any jurisdiction (other than Luxembourg) or in the documents mentioned in the Opinion Documents, which would adversely affect, or otherwise have any negative impact on this opinion letter.

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

9

Schedule 3

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	INSOLVENCY

This opinion letter is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of Insolvency Proceedings.

2	ACCURACY OF INFORMATION

2.1

Corporate documents of, and court orders affecting, the Company may not be available at the RCS forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Company to comply with its filing, notification, reporting and publication obligations.

2.2

Documents relating to a Luxembourg company whose publication is required by law will only be valid towards third parties from the day of their publication with the Electronic Register of Companies and Associations (Recueil Electronique des Sociétés et Associations), unless the company proves that the relevant third parties had prior knowledge thereof. Third parties may however rely upon such documents which have not yet been published. For 15 days following their publication, such documents will not be valid towards third parties who prove the impossibility for them to have knowledge thereof.

2.3

The Articles, the Excerpt and the RCS Certificate do not constitute conclusive evidence whether or not a winding-up, administration petition or order has been presented or made, a receiver has been appointed, an arrangement with creditors has been proposed or approved or any other Insolvency Proceedings have commenced.

3	INCORPORATION, EXISTENCE AND CORPORATE POWER

3.1

Our opinion that the Company exists is based on the Corporate Documents, the Excerpt and the RCS Certificate (which confirms that no judicial decision or administrative dissolution without liquidation procedure (procédure de dissolution administrative sans liquidation) pertaining to the Company have been registered with the RCS, in accordance with article 13, paragraphs 4 to 12, 16 and 17 of the Luxembourg law of 19 December 2002 on the Trade and Companies Register and the accounting and annual accounts of companies).

3.2

Luxembourg companies must deposit annual accounts within one month of their approval by the general meeting of shareholders and no later than seven months after the end of the financial year. The public prosecutor may request the judicial liquidation of the defaulting company.

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

10

4	MISCELLANEOUS

4.1

The opinions expressed herein may be affected by general principles and defences under Luxembourg law, such as the principles of reasonableness and fairness, good faith, abuse of rights, modification on grounds of unforeseen circumstances, limitations by criminal law, undue influence, force majeure, the right to suspend performance as long as the other party is in default in respect of its obligations, the right to set-off and the right to dissolve a transaction upon default by the other party.

4.2

An electronic signature satisfying the provisions of article 1322-1 of the Luxembourg Civil Code or constituting a ‘qualified electronic signature’ within the meaning of the eIDAS Regulation, has equivalent effect to a handwritten signature, and is, except in certain limited cases, valid for the purpose of the execution of an agreement under private seal (acte sous seing privé). An electronic signature, which does not satisfy the above conditions, will not be considered as equivalent to a handwritten signature, but it shall not be denied legal effect and admissibility as evidence in legal proceedings. However, such electronic signature does not benefit from the presumption of equivalence and is not binding upon Luxembourg court, which has full discretion to accept such signature as evidence. We express no opinion as to the legal qualification of any signature in electronic form.

4.3

A Luxembourg company may only enter into transactions which are in its corporate interest. The question of whether or not a transaction is in a company’s corporate interest, is largely dependent on factual considerations and the responsibility for such assessment is that of the board of directors or managers of the relevant company. If any such transaction is subsequently held to be contrary to a company’s corporate interest, it could be held to be null and void.

4.4	We express no opinion on general defences under Luxembourg law, such as duress, deceit (dol) or mistake (erreur).

4.5

The registration of the Opinion Documents (and any documents in connection therewith) with the Registration, Estates and VAT Department (Administration de l’enregistrement, des domaines et de la TVA) in Luxembourg is required in case the Opinion Documents (and any documents in connection therewith) are (i) attached to a deed which itself must be registered (acte obligatoirement enregistrable) or (ii) deposited with a notary (déposé au rang des minutes d’un notaire). Even if registration is not required by law, the Opinion Documents (and any documents in connection therewith) can be registered (présenté à l’enregistrement). In that case, registration duties will apply in the form of a fixed amount or an ad valorem amount depending on the nature of the document. Luxembourg courts or other Luxembourg authorities may require that the Opinion Documents (and any documents in connection therewith) are translated into French, German or Luxembourgish.

Luxembourg law legal opinion – Schlumberger Investment S.A. – Exhibit 5 (Form 8-K) opinion

11